               INTEGRATED ENVIRONMENTAL TECHNOLOGIES
              TECHNOLOGY LICENSING AGREEMENT NO. 9801


This Technology Licensing Agreement (hereinafter called the "Agreement") is entered into between Integrated Environmental Technologies, LLC, a New York limited liability company, registered tin the State of Washington located at 1935 Bulter Loop, Richland, Washington 99352 (hereinafter called "IET", and Royal Silver Mines, Inc., a Utah corporation having its principal place of business located at 1010 Ironwood Drive, Suite 105, Coeur d"Alene, Idaho 83814 (hereinafter called "Royal") (IET and Royal hereinafter collectively called the "parties").

WHEREAS, IET is in the business of manufacturing high temperatur3e systems which utilize plasma technology for processing materials and has developed certain intellectual property include trade secrets, inventions, whether patented or unpatented, information, data, and experience (hereinafter called "IET" Technology") which are confidential, proprietary and a valuable commercial assets to IET;

WHEREAS, Royal is in the business of developing mining properties and Royal represents that Royal is a publicly traded corporation having the capability to acquire rights in mineral deposits which can be exploited through the application of IET technology; and

WHEREAS, Royal desires to obtain a license to IET Technology to allow Royal to acquire, develop and exploit such mineral deposits using IET Technology;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein and intending to be legally bound thereby, the parties agree as follows:

1.   Conditions Precedent

     A. The grant of rights hereunder shall not take effect until Royal has funded at direct cost, and IET has performed, a one tone test in IET's facilities to demonstrate the technical efficacy of the IET Technology in the processing of suitable ores.

     B. The grant of rights hereunder shall not take effect until Royal has purchase, and IET has sold, a ten ton per day system for installation in Benton or Franklin County, Washington, or such other location as the parties may mutually agree, and the parties have commenced a one hundred ton test in this ten ton per day system to demonstrate the efficacy of the IET Technology in the processing of suitable ores. Such purchase and sale shall be completed within one
          (1) year of the completion of the test set forth in paragraph 1.A. and that such shall be pursuant to IET's standard terms and conditions. The parties agree that as a condition of Royal's purchase, Royal shall be given the option to return the ten ton per day system for a refund of the purchase price (exclusive of installation, transport, taxes and related costs) within one year of such return, in the event that the system is unable to process ores.

     C. The grants of rights hereunder shall not take effect until Royal has acquired the rights in patented mining claims, unpatented mining claims, long term leases (10 years or more) of patented and unpatented mining claims, or in such form as shall be reasonably acceptable to IET, to extract, process and sell mineral deposits and residual process streams from milling and smelting operations containing copper, gold and/or silver having a minimum fair market value of two hundred fifty million dollars ($250,000,000) after processing. As used in this agreement "fair market value" shall mean the highest bid price of any commodity or security on the date the commodity or security was acquired ro sold by the parties as listed on the Chicago Mercantile Exchange, the NYSE, the NASDAQ or, if not listed on those exchange making markets in the commodity or security. Royal shall acquire such rights within eighteen (18) months of the completion of the test set forth in paragraph 1.A.

2.   Grant of Rights

     Under completion of the conditions precedent set forth in paragraph 1, above, IET hereby grants to Royal a world wide exclusive license to practice those IET technologies necessary for the extraction and recovery of copper from enargite ores and gold and silver from arsenic rich ores or residual process streams from milling and smelting operations. This license shall not include properties in and around the Yuma, Arizona region currently owned or controlled by Wayne Childs. The license granted hereunder shall be strictly limited to the operation of systems or equipment purchased from IET for the extraction and recovery of copper from enargite ores and gold and silver from arsenic rich ores. IET does not grant Royal the right to manufacture or sell systems or equipment which utilize or practice IET technology in systems manufactured or sold by persons or entities other than IET, and Royal shall not endeavor to purchase or utilize systems manufactured or sold by persons or entities other than IET which practice the IET technology. IET does not grant Royal the right to practice to IET technology in fields other than the extraction and recovery of copper from enargite ores and gold and silver from arsenic rich ores, and Royal shall not endeavor to utilize the IET technology or systems sold by IET for purposes other than the extraction and recovery of copper from enargite ores and gold and silver from arsenic rich ores.

3.   Payment

     In consideration of the rights granted herein, Royal grants IET irrevocable warrants to purchase nineteen million nine hundred thirty two thousand five hundred sixty five (19,932,565) shares of the common stock of Royal Silver Mines, Inc. (which Royal represents is a number equivalent to the issued and outstanding shares of Royal as of the effective date of this agreement) at a price of fourteen and four tenth cents ($0.144) per share. Royal further agrees that in the event of any sale or offer for sale of any shares of any type of Royal Silver Mines, Inc., IET shall be given a right of first refusal for a period of not less than forty five (45 days) to purchase up to one half of any such shares under the same terms and conditions of such sale or offer.
Royal further agrees that the warrants granted hereunder shall remain fully exercisable at IET's sole discretion for a period of not less than ten years beginning the effective date of this agreement. Royal further agrees to take all actions necessary, including without limitation the filing of any required forms, papers and reports, with the SEC, IRS and any and all other stgate4 and federal agencies, which may be required to maintain Royal's status as a fully reporting, publicly traded company during the period that the warrants granted hereunder shall remain exercisable.

     In addition to the warrants granted hereunder, Royal agrees that Royal shall pay IET royalties for any and all precious metals extracted or processed by Royal utilizing either the IET Technology or IET furnished equipment accordingly to the following schedule:

Zinc           twenty five dollars ($25) per ton
Lead           ten dollars ($10) per ton
Copper         forty dollars ($40) per ton
Gold           forty dollars ($40) per ounce
Silver         ten cents ($0.10) per ounce

     In the event that IET shall exercise any of the warrants granted hereunder, Royal shall have no further obligation for the payment of the royalties set forth within this paragraph 3.

4.   Sublicensing

     Royal shall have no right to sublicense the IET Technology until and unless IET shall exercise the warrants granted in the preceding paragraph 3. In the event that IET shall exercise the warrants shall exercise the warrants granted in the preceding paragraph 3, Royal shall have the right to sublicense the IET Technology provided that any such license shall REQUIRE, in addition to any other payment contained within such sublicense, direct payment to IET of royalties for any and all precious metals extracted or processed by Royal's sublicensee utilizing either the IET Technology or IET furnished equipment according to the following schedule:

Zinc           eight dollars ($8) per ton
Lead           three dollars twenty five cents ($3.25) per ton
Copper         fourteen dollars ($14) per ton
Gold           fourteen dollars ($14) per ounce
Silver         three cents ($0.03) per ounce

Additionally, any such sublicense by Royal shall name IET as a third party beneficiary of such license and shall contain the provisions, and provide IET with the benefits of, paragraphs 3, 6, 7, 8, 9, 10, 11, and 12 of this agreement.

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5.   Diligence Requirements

     Royal's license under this agreement shall remain exclusive provided that the diligence requirements set forth in this paragraph 5, are met. In the event the diligence requirements are not met, Royal's license under this agreement shall become non-exclusive. In each year, Royal shall utilize the IET Technology to process copper, gold or silver, having a total fair market value according to the following schedule

Calendar Year                      Total fair market value
2000                               $ 1,000,000
2001                               $ 2,000,000
2002, and each year thereafter     $12,000,000

For purpose of this paragraph, the fair market value of copper, gold or silver processed by Royal shall be calculated as the total weight of copper, gold and silver recovered from ores owned or controlled by Royal using the IET Technology each quarter of Royal's financial year, multiplied by the respective closing bid spot price of copper, gold or silver as reported in the Wall Street Journal on the closing date of each quarter of Royal's fiscal year.

6.   Confidential Information

     A. The parties recognize that IET is the owner or licensee of certain Proprietary Information (as defined herein-below) regarding applications of plasma and related technologies, the unauthorized disclosure of which could have material adverse effects upon the business prospects and advantages of IET.

     B. The term "Proprietary Information" shall mean any and all data and information furnished by IET to Royal or by Royal to IET related to the IET Technology by any means, including but not limited to orally, in writing, or by electronic transmission, which IET deems to be confidential or proprietary to IET. Proprietary Information thus includes, but is not limited to, business plans, financial information, product concepts, patent applications, trade secrets, know how, computer software, documentation, manuals, models, mock-ups, data, reports, drawings, diagrams, design specifications and any reproductions, in any form whatsoever, including verbal disclosure, made thereof.

     C. Any Proprietary Information furnished under this agreement, or which may otherwise come into the possession of Royal, shall remain the exclusive property of IET and Royal shall not use any Proprietary Information for any purpose except as contemplated by this agreement.





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     D.   Royal shall keep all Proprietary Information in strictest
          confidence and shall not disclose any Proprietary Information to any party whomsoever without first obtaining the written consent of IET. Royal understands and agrees that no such consent is given or shall be deemed to be have been given through the provisions of this Agreement.

     E. Royal shall avoid any unnecessary copying or other reproductions of any Proprietary Information and shall protect the confidentiality of all such copies to the same extent required hereunder of original information. All copies made of Proprietary Information shall be labeled by Royal to include any proprietary notice delivered by IET with the Proprietary Information. Upon request by IET, Royal shall promptly return to IET, without further demand or other request therefor, all Proprietary Information and copies thereof. Royal shall further deliver to IET its certificate stating that all Proprietary Information (and copies thereof) has been delivered in accordance with the requirements of this agreement.

     F. Notwithstanding anything to the contrary contained in this Agreement, Royal shall have no liability for the use or disclosure of Proprietary Information which was:

          (i) in the public domain prior to the execution of this agreement or which, after such execution, became a part of the public domain by means other than the disclosure thereof by Royal in violation of this agreement; or

          (ii) in Royal's possession at the time of disclosure to Royal hereunder and was not acquired directly or indirectly by Royal under an obligation of secrecy; or

          (iii) received by Royal from a third party without obligation of secrecy and which Royal did not know or have reason to know was obtained by such third party under an obligation of secrecy; or

          (iv) developed by Royal independent of this agreement and independent of any Proprietary Information furnished under this agreement, as evidenced by written documentation of the development effects, and without violation of this agreement.

     G. No Proprietary Information shall be deemed to be within the exceptions set forth in paragraph F above solely by virtue of the fact that such Proprietary Information is contained in more general information then in the public domain or in Royal's possession. Furthermore, any combination of characteristics peculiar to the Proprietary Information shall not be deemed to fall within the exceptions set forth in paragraph F above unless such combination of characteristics is itself in the public domain or in Royal's possession.

     H. Nothing contained in this agreement shall be deemed to grant any right or license to Royal except as explicitly set forth herein.

     I. If Royal shall fail to comply with any of the provisions of this agreement or fail to remedy any such failure within ten
          (10) business days after notice from IET, then IET shall be entitled to pursue any and all legal and equitable remedies available against Royal. In such event, IET shall have the right to require the immediate return of any or all Proprietary Information (and copies thereof) furnished to Royal under the protection of this agreement.

     J. The obligations set forth in this Section 6, of this agreement shall survive the expiration of this agreement for a period of five years after the date first written above.

7.   Payments

     A.   Method of Payment

          All payments required under this Agreement should be made payable to "Integrated Environmental Technology, LLC" and sent to:

          Integrated Environmental Technology, LLC
          Attn: Accounts Payable
          1935 Bulter Loop
          Richland, WA 99352

          Each payment should reference this Agreement and identify the obligation under this agreement that the payment satisfies.

     B.   Payments in U.S. Dollars

          All payments due under this agreement shall be payable in United States dollars within ten days of the receipt of the quarterly report as set forth in paragraph.

     C.   Late Payments

          Any payments by Royal that are not paid on or before the date such payments are due under this agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

8.   Report and Record-Keeping

     8.1  Frequency of Reports

     A.   Before commercial use of the IET Technology

          Prior to the first commercial use of the IET Technology for the processing of any copper, gold or silver bearing ores, Royal shall deliver reports to IET annually, within sixty
          (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 8.2.

     B. Upon first commercial use of the IET Technology for the processing of any copper, gold, or silver bearing ores, at any property owned or controlled by Royal, Royal shall report to IET the date of such first commercial use of the IET Technology for the processing of any copper, gold, or silver bearing ores, within sixty (60) days of occurrence in each property owned or controlled by Royal.

     C. After commencing the commercial use of the IET Technology for the processing of any copper, gold, or silver bearing ores, at any property owned or controlled by Royal, Royal shall deliver reports to IET within sixty (60) days of the end of each quarter of Royal's fiscal year (hereinafter "Quarter"), containing information concerning the immediately preceding Quarter, as further described in Section 8.2.

     8.2  Content of Reports and Payments

     Each report delivered by Royal to IET shall contain at least the following information for the immediately preceding quarter:

     A. The weight of all copper, gold, or silver bearing ores processed for each property owned or controlled by Royal, together with the weight of copper, gold, or silver recovered from such ores using the IET Technology, together with the respective closing bid price of copper, gold or silver as reported in the Wall Street Journal on the closing date of each Quarter.

     B. The total royalty payable in U.S. dollars, together with the exchange rates used for conversion.

          If no amounts are due to IET for any reporting period, the report shall so state.

     8.3  Financial Statements

     On or before the ninetieth (90th) day following the close of Royal's fiscal year, Royal shall provide IET with Royal's financial statements for the preceding year including, at a minimum, a balance sheet and an income statement, certified by Royal's independent auditor.

     8.4  Record keeping

     Royal shall maintain, and shall cause its sublicensees to maintain, complete and accurate records relating to the rights and obligations under this agreement and any amounts payable to IET in relation to this agreement, which records shall contain sufficient information to permit IET to confirm the accuracy of any reports delivered to IET and compliance in other respects with this agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time IET, or IET's appointed agents, shall have the right, at IET's expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%), Royal shall bear the full costs of such audit and shall remit any amounts due to IET within thirty (30) days of receiving notice thereof from IET.

9.   Patent Prosecution

     IET shall prepare, file, prosecute, and maintain all patent rights contained within the IET Technology. Royal shall have reasonable opportunities to advise IET and shall cooperate with IET in such filing, prosecution and maintenance of such patent rights.
     Payment of all fees and costs, including attorneys fees relating to the filing, prosecution and maintenance of the patent rights shall be the responsibility of IET.

10.  Infringement

     10.1 Notification of Infringement

     Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the patent rights.

     10.2 Right to Prosecute Infringements

     1. Royal Right to Prosecute. So long as Royal remains the exclusive licensee of the patent rights for the extraction and recovery of copper from enargite ores and gold and silver form arsenic rich ores Royal, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the patent rights in the field licensed exclusively to Royal. If required by law, IET shall permit any action under this paragraph to be brought in its name, including being joined as a party-plaintiff, provided that Royal shall hold IET harmless form, and indemnify IET against, any costs, expenses, or liability that IET incurs in connection with such action. Prior to commencing any such action, Royal shall consult with IET and shall consider the views to IET regarding the advisability of the proposed action. Royal shall not enter into nay settlement, consent, judgment, or other voluntary final disposition of any infringement action under this paragraph without the prior written consent of IET.

     2. IET Right to Prosecute. In the event that Royal is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after Royal first becomes aware of the basis for such action, IET shall have the right, at its sole discretion, to prosecute such infringement under its sold control and at its sold expense, and any recovery obtained shall belong to IET.

     10.3 Declaratory Actions

     In the event that a declaratory judgment action is brought against IET or Royal by a third party alleging invalidity, unenforceability, or non-infringement of the patent rights, IET, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If IET does no exercise this right, Royal may take over the sole defense of the action at Royal's sole expense, subject to Section 10.4.

     10.4 Recovery

     An recovery obtained in an action brought by Royal under paragraph
     10.2 or 10.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from IET as described below), (ii) as to ordinary damages, Royal shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and Royal shall pay to IET based upon such amount a reasonable approximation of the royalties and other amounts that Royal would have paid to IET if Royal had sold the infringing products, processes and services rather than the infringer, and
     (iii) as to special or punitive damages, the parties shall shares equally in any award. Royal may offset a total of fifty percent (50%) of any expenses incurred under paragraph 10.2 and 10.3 against any payment due to IET under paragraph 3 and 4, provided that in no event shall the such payments under paragraph 3 and 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any reporting period.

     10.5 Cooperation

     Each party agrees to cooperate in any action under this paragraph which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

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11.  No Representations of Warranties

     EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, IET MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OR PATENT RIGHTS CLAIMS, WHETHER ISSUED O0R PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

     Specifically, and not to limit the foregoing, IET makes no warranty or representation (i) regarding the validity or scope of any patent rights, and (ii) that the exploitation of the patent rights or any licensed product or licensed process will not infringe any patents or other intellectual property rights of a third party.

     IN NO EVENT SHALL IET, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER IET SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

12.  Assignment

     The agreement is personal to Royal and no rights or obligations may be assigned by Royal without the prior written consent of IET. A purchase of a majority of Royal's outstanding voting securities by a third party without IET's prior written consent shall terminate this agreement effective on the date of such purchase.

13.  Remedies

     The parties acknowledge that the damages suffered by the Company for Royal's breach of certain covenants of this Agreement are not ascertainable. Accordingly, if there is a breach or threatened breach of the provisions of section 6 of this agreement, the Company shall be entitled to injunctive relief restraining Royal from such breach, or to specific performance. Nothing herein shall be constructed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

14.  Waiver of Breach

     A waiver by IET or Royal of a breach of any provision of this agreement by the other party shall not operate or be constructed as a waiver of any subsequent breach by the other party.

15.  Governing Law/Jurisdiction

     The parties acknowledge that this Agreement is made in the State of Washington. This agreement, including the validity hereof and the rights and obligations of the parties hereunder and all amendments and supplements hereof shall be constructed in accordance with and governed by the laws of the State of Washington without giving effect to any choice of the law or conflicts of law of any other jurisdiction. The Benton County Superior Court and Benton County District Court of the State of Washington and the United States District Court for the Eastern District of Washington shall have exclusive jurisdiction of all suits and proceedings arising out of or in connection with this agreement. Each of IET and Royal hereby submits to the jurisdiction of said courts for purposes of any such suit or proceeding.

16.  Integration

     The Agreement contains the entire understanding between the parties, and there are no understandings or representations not set forth or incorporated by reference herein. No subsequent modifications of this agreement shall be of any force or effect unless in writing signed by the party claimed to be bound thereby. No communications, written or oral, by other than a IET Contract Representative shall be effective to modify or otherwise affect the provision of the agreement.

Integrated Environmental Technologies   Royal Silver Mines, Inc.

BY: /s/ Jeffrey Z. S(illegible)         BY: /s/ Howard Crosby

Title: Executive Vice President         Title: President

Date: 1/7/99                            Date: January 7, 1999.